Exhibit 3.1

SERIES DESIGNATION OF
PSF PROPERTY 001

In accordance with the Limited Liability Company Agreement of PSFNetwork MasterSeries LLC (the “Company”) dated April 9, 2026 (the “Agreement”) and upon the execution of this designation by the Company and PSFNetwork Holdings LLC, in its capacity as Managing Member of the Company and PSF Property 001 a series of PSFNetwork MasterSeries LLC (“PSF Property 001”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and ARTICLES set forth herein are references to Sections and ARTICLES of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	PSF Property 001, a series of PSFNetwork MasterSeries LLC

Effective Date of Establishment	April 9, 2026

Managing Member	PSFNetwork Holdings LLC was appointed as the Managing Member of PSF Property 001 with effect from the date of the Agreement and shall continue to act as the Managing Member of PSF Property 001until dissolution of PSF Property 001 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	PSFNetwork Holdings LLC, having received 1 PSF Property 001 Interests.

Series Asset	The Series Asset of PSF Property 001 shall comprise the residential condominium located at 488 NE 18th St, PH03, Miami, FL 33132 which will be acquired by PSF Property 001 upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by PSF Property 001 from time to time, as determined by the Managing Member in its sole discretion

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of PSF Property 001 Interests the Company can issue is 772

Broker	Rialto Markets LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from PSF Property 001 sold at the Initial Offering of the PSF Property 001 Interests (excluding the PSF Property 001 Interests acquired by any Person other than Investor Members)

Platform Fee	The Managing Member shall be entitled to collect an amount equal to 2.5% of the value of the PSF Property 001 Interests sold at the Initial Offering of the PSF Property 001 Interests as compensation for technology, hosting, and platform operations.

Fees Payable to the Manager	All expenses associated with the Offering Expenses and the Acquisition Expenses of the Series Asset above $25,875 shall be borne by the Managing Member without reimbursement by the Series. For ongoing management of the Series Asset, the Managing Member shall be entitled to an Asset Management Fee equal to 10% of the gross rental yield generated by the Series Asset on an annualized basis.

Interest Designation	No Interest Designation shall be required in connection with the issuance of PSF Property 001 Interests

Voting	Subject to Section 3.5, the PSF Property 001 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of PSF Property 001 Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the PSF Property 001 Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the PSF Property 001 Interests;

(b) mergers, consolidations or conversions of PSF Property 001 or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding PSF Property 001 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of PSF Property 001 Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the PSF Property 001 Interests other than in accordance with Section 3.7

Other rights	Holders of PSF Property 001 Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of PSF Property 001 Interests

Officers	There shall initially be no specific officers associated with PSF Property 001, although, the Managing Member may appoint Officers of PSF Property 001 from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	1 Interests per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in ARTICLE XII

PSFNETWORK MASTERSERIES LLC

By its Managing Member: PSFNETWORK HOLDINGS LLC

By its Managing Member, PSFNetwork, Inc.

By:	/s/ Omar ElGhazaly
Omar ElGhazaly
Title:	Authorized Person

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